Exhibit 99.3
AMENDMENT TO
STRATOS INTERNATIONAL, INC.
RESTRICTED STOCK AGREEMENTS
This amendment dated as of December 6, 2005 is entered into by and between Stratos International, Inc., a Delaware corporation (the “Company”), and Philip A. Harris (the “Grantee”) and amends the Restricted Stock Amendments between the Company and Grantee dated as of April 29, 2004 (the “April Agreement”) and December 15, 2004, as previously amended September 14, 2005 (the “December Agreement”).
1. Amendment.
(a) Clause (ii) of Section 6(d) of the December Agreement is amended and restated to read in its entirety as follows:
"(ii) if the Grantee’s service on the Board shall terminate for any reason other than removal for Cause.”
(b) Section 6(b) of the April Agreement is amended and restated to read in its entirety as follows:
“All Restricted Shares shall become immediately vested if the Grantee’s service on the Board shall terminate for any reason other than removal for Cause.”
2. Applicable Law. The validity, construction, interpretation and enforceability of this Amendment shall be determined and governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Amendment to the substantive law of another jurisdiction, and any litigation arising out of this Amendment shall be brought in the Circuit Court of the State of Illinois or the United States District Court of the Eastern Division of the Northern District of Illinois and the Grantee consents to the jurisdiction and venue of those courts.
3. Waiver. The waiver by the Company of a breach of any provision of this Amendment by Grantee shall not operate or be construed as a waiver of any subsequent breach by Grantee.
4. Binding Effect. The provisions of this Amendment shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the Company, its successors or assigns, the estate of the Grantee and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of the Grantee.
5. Construction. This Amendment is subject to and shall be construed in accordance with the Stratos 2003 Stock Plan, as amended (the “Plan”), the terms of which are explicitly made applicable hereto. Unless otherwise defined herein, capitalized terms in this Amendment shall have the same definitions as set forth in the Plan. Except as otherwise specifically set forth in the Amendment, the provisions of the Plan shall govern.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

GRANTEE	Stratos International, Inc.

By:

Philip A. Harris
Its: